NEWS RELEASE
PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
AND PUBLIC RELATIONS	AND COMMUNITY RELATIONS
502-774-7928	502-774-6903

BROWN-FORMAN REPORTS SECOND QUARTER RESULTS;
REAFFIRMS FULL YEAR EARNINGS PER SHARE OUTLOOK

Louisville, KY, December 7, 2016 - Brown-Forman Corporation (NYSE:BFA, BFB) reported financial results for its second quarter and the first half of fiscal 2017 ended October 31, 2016. For the second quarter, the company’s reported net sales1 declined 3% to $830 million (+3% on an underlying basis2). Reported operating income declined 4% in the quarter to $291 million (+8% on an underlying basis). Diluted earnings per share of $0.50 increased 3% compared to the prior-year period.

For the first six months of the fiscal year, reported net sales decreased 4% (+2% on an underlying basis). Reported net sales growth was adversely impacted by three percentage points due to the divestiture of Southern Comfort and Tuaca in the prior fiscal year, and two percentage points due to foreign exchange. Reported operating income declined 5% (+7% on an underlying basis), and diluted earnings per share increased 1% to $0.87.

Paul Varga, the company's Chief Executive Officer said, "As anticipated, our reported earnings were impacted noticeably in the first half by the absence of the brands we sold in late fiscal year 2016, as well as by adverse foreign exchange.  Underlying growth in net sales and operating income was solid considering the strength of last year's first half.”

Varga added, "We anticipate additional improvement in underlying net sales growth in the second half of fiscal 2017 against more favorable comparisons, as well as continued investments to position the company for sustained long-term growth.  We reaffirm our fiscal year 2017 EPS range of $1.71-$1.81."

Year-to-date Fiscal 2017 Highlights

•	Underlying net sales increased 2%, and improved from 2% in Q1 to 3% in Q2:

◦	Underlying net sales in the United States and emerging markets improved quarter over quarter

▪	United States 5% (-1% reported) and emerging markets -1% (-13% reported)

◦	Price/mix contributed one percentage point to net sales growth

◦	The Jack Daniel’s family of brands grew underlying net sales 2% (-1% reported)

◦	Jack Daniel’s Tennessee Honey grew underlying net sales 2% (0% reported)

◦	The company’s super- and ultra-premium North American whiskey brands[3] experienced strong underlying net sales growth, including 19% growth from Woodford Reserve (+12% reported)

◦	Herradura grew underlying net sales 16% (+12% reported), El Jimador grew underlying net sales 9% (+3% reported) and New Mix RTDs grew underlying net sales 18% (+3% reported)

•	Underlying operating income increased 7%

•	The company repurchased $442 million of stock as of October 31, 2016

Year-to-date Fiscal 2017 Performance By Market
Year-to-date underlying net sales grew 5% (-1% reported) in the United States as the second quarter’s underlying net sales accelerated in the second quarter to over 6% (0% reported). Sales growth was driven by continued gains for the Jack Daniel’s family of brands, including Tennessee Whiskey, Tennessee Honey and Gentleman Jack. The company’s bourbon brands delivered continued growth including double-digit gains from Woodford Reserve. Herradura and el Jimador tequila grew underlying net sales double-digits in the United States, and Sonoma-Cutrer grew high single-digits.

The company’s developed markets outside of the United States grew year-to-date underlying net sales by 2% (-5% reported). Second quarter growth rates were negatively impacted by the delayed timing of holiday season promotions in the United Kingdom and key customer buying patterns in Germany. Underlying net sales in Western Europe grew mid single-digits and Australia’s results were up slightly given the combined effects of a weak economy and high excise tax environment.

The company’s emerging markets experienced a 1% decline in year-to-date underlying net sales (-13% reported). The emerging markets rebounded from the prior quarter’s declines and grew underlying net sales by 3% in the second quarter (-9% reported). Mexico and Poland delivered robust double-digit underlying net sales growth while results in Turkey, Russia, Brazil and China declined. The company believes that weaker economic conditions and devalued currencies are contributing to reduced purchasing power in the emerging markets.

Global Travel Retail’s global business has stabilized at lower levels, with underlying net sales growth of 4% (-3% reported). Relative to fiscal 2016, the business has experienced more normal trading patterns and has benefited from distribution gains.

Year-to-date Fiscal 2017 Performance By Brand
The company’s underlying net sales growth was led by the Jack Daniel’s family, up 2% (-1% reported). Jack Daniel’s Tennessee Honey’s underlying net sales grew 2% (0% reported), with modest growth in the United States offset by flat results outside of the United States. Jack Daniel’s Tennessee Fire’s underlying net sales grew double-digits, as the brand’s launch outside of the United States and solid growth in the on-premise in the United States more than offset the off-premise declines associated with last year’s national launch in the United States. Gentleman Jack grew underlying net sales by mid single digits, and Jack Daniel’s RTD/RTP business delivered solid results, with underlying net sales growth of 5% (0% reported).

Brown-Forman’s portfolio of super and ultra-premium whiskey brands, including Woodford Reserve and Woodford Reserve Double Oaked, Jack Daniel’s Single Barrel, and Gentleman Jack, continue to deliver strong rates of growth. Additionally, the company has increased pricing on many of these brands to reinforce their premium positioning in the market. Woodford Reserve grew underlying net sales 19% (+12% reported).

Finlandia vodka experienced a 4% decline in underlying net sales (-17% reported). Trends in Poland improved while results in Russia remained under significant pressure given the challenging economic backdrop and ruble depreciation, particularly for premium vodka.

El Jimador grew underlying net sales by 9% (+3% reported) as the brand is growing quickly and gaining share as a high quality, 100% agave tequila in both the on-trade and off-trade in the United States. Net sales for El Jimador continue to grow nicely as we reposition the brand through multi-year price increases. New Mix’s underlying net sales increased 18% (+3% reported). Herradura grew underlying net sales by 16% (+12% reported), driven by double-digit gains in both the United States and Mexico.

Other P&L Items
Company-wide price/mix improvements contributed approximately one percentage point of underlying sales growth. Year-to-date underlying A&P spend increased 1% (-10% reported) as the company continues to invest in its brand portfolio, including Jack Daniel’s 150th anniversary campaign. Underlying SG&A decreased 3% (-4% reported), helped by the company’s focus on leveraging prior investments in SG&A, as well as the absence of one-time expenses from the prior year. Disciplined SG&A spend helped drive 7% underlying operating income growth in the first half (-5% reported).

Financial Stewardship
On November 17, 2016, Brown-Forman declared a regular quarterly cash dividend of $0.1825 per share on the Class A and Class B common stock, a 7.4% increase over the prior dividend on a split-adjusted basis, resulting in an annualized cash dividend of $0.73 per share. The cash dividend is payable on January 3, 2017 to stockholders of record on December 2, 2016. Brown-Forman has paid regular quarterly cash dividends for 71 consecutive years and has increased the dividend for 33 consecutive years.

During the first six months of fiscal 2017, the company repurchased a total of 9.3 million Class A and Class B shares for $442 million, at an average price of $48 per share. As of October 31, 2016, the remaining share repurchase authorization under our existing program totaled $448 million.

As of October 31, 2016, total debt was $2,254 million, up from $1,501 million as of April 30, 2016. The increase is primarily related to the issuance of two bonds in June of 2016, including €300M 1.2% 10-year notes and £300M 2.6% 12-year notes.

Fiscal Year 2017 Outlook
The company believes that fiscal 2017 will be another year of continued growth in underlying net sales and operating income, despite the significant uncertainty that currently exists around the global economic and geopolitical environment, not to mention foreign exchange volatility. Assuming no further deterioration in the global economy, the company anticipates:
1.Underlying net sales growth of 4% to 5%
2.Underlying operating income growth of 6% to 8%

3.	Diluted earnings per share $1.71 to $1.81 in fiscal 2017, unchanged from the prior outlook, and including foreign exchange headwinds of approximately $0.05 given current spot rates.

Conference Call Details
Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EST) today.  All interested parties in the United States are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial +1-706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. (EST) start of the conference call. A live audio broadcast of the conference call, and the accompanying presentation slides, will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” For those unable to participate in the live call, information regarding the digital audio recording of the conference call and the presentation slides will also be available on the website.

For more than 145 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s & Cola, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Old Forester, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, Chambord, BenRiach and GlenDronach. Brown-Forman’s brands are supported by over 4,600 employees and sold in approximately 160 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Footnotes:
1 Percentage growth rates are compared to prior-year periods, unless otherwise noted. Beginning in the first quarter of fiscal 2017, we changed our presentation of excise taxes from the gross method (included in sales and costs) to the net method (excluded from sales). As a result, the amounts presented as “net sales” in our financial statements now exclude excise taxes. We believe the change in presentation to the net method is preferable because it is more representative of the internal financial information reviewed by management in assessing our performance and more consistent with the presentation used by our major competitors in their external financial statements.
2 We present changes in certain income statement line-items that are adjusted to an “underlying” basis, which we believe assists in understanding both our performance from period to period on a consistent basis and the trends of our business. Non-GAAP “underlying” measures include changes in (a) underlying net sales, (b) underlying gross profit, (c) underlying advertising expenses, (d) underlying selling, general and administrative expenses and (e) underlying operating income. A reconciliation of these non-GAAP measures for the three- and six-month periods ended October 31, 2016, to the most closely comparable GAAP measure, and the reasons why management believes these adjustments to be useful, are included in Schedule A and B in this press release.
3 Super/Ultra-premium North American whiskey brands include the Woodford Reserve, Jack Daniel’s Single Barrel, Gentleman Jack, Sinatra Select, No. 27 Gold, and Collingwood.

This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:

•
Unfavorable global or regional economic conditions, and related low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including commercial, political and financial risks; local labor policies and conditions; protectionist trade policies or economic or trade sanctions; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar

•	Changes in laws, regulations, or policies - especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or changes in related reserves, changes in tax rules (for example, LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption or purchase patterns - particularly away from larger producers in favor of smaller distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; bar, restaurant, travel or other on-premise declines; shifts in demographic trends; unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol products in significant markets

•	Production facility, aging warehouse or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality or unavailability of energy, water, raw materials, product ingredients, labor or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher implementation-related or fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships or investments - such as acquisition integration, or termination difficulties or costs, or impairment in recorded value

•	Inadequate protection of our intellectual property rights

•	Product recalls or other product liability claims; product counterfeiting, tampering, contamination, or product quality issues

•	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade or marketing practices)

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects

•	Failure to attract or retain key executive or employee talent

•	Our status as a family “controlled company” under New York Stock Exchange rules

For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC.

Use of Non-GAAP Financial Information: This press release includes measures not derived in accordance with U.S. generally accepted accounting principles (“GAAP”), including underlying net sales, underlying gross profit, underlying advertising expense, underlying SG&A, and underlying operating income. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP, and also may be inconsistent with similar measures presented by other companies. Reconciliations of these measures to the most closely comparable GAAP measures, and reasons for the company’s use of these measures, are presented on Schedules A and B attached hereto.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended October 31, 2015 and 2016
(Dollars in millions, except per share amounts)

	2015	2016	Change

Sales	$1,096	$1,055	(4%)
Excise taxes	242	225	(7%)
Net sales	854	830	(3%)
Cost of sales	268	278	4%
Gross profit	586	552	(6%)
Advertising expenses	115	107	(6%)
Selling, general, and administrative expenses	171	163	(5%)
Other expense (income), net	(2)	(9)
Operating income	302	291	(4%)
Interest expense, net	12	15
Income before income taxes	290	276	(5%)
Income taxes	90	79
Net income	$200	$197	(1%)

Earnings per share:
Basic	$0.49	$0.51	3%
Diluted	$0.49	$0.50	3%

Gross margin	68.6%	66.5%
Operating margin	35.4%	35.1%

Effective tax rate	31.0%	28.6%

Cash dividends paid per common share	$0.1575	$0.1700

Shares (in thousands) used in the
calculation of earnings per share
Basic	408,110	389,050
Diluted	410,861	391,848

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Six Months Ended October 31, 2015 and 2016
(Dollars in millions, except per share amounts)

	2015	2016	Change

Sales	$1,995	$1,911	(4%)
Excise taxes	444	420	(5%)
Net sales	1,551	1,491	(4%)
Cost of sales	475	486	2%
Gross profit	1,076	1,005	(7%)
Advertising expenses	209	190	(10%)
Selling, general, and administrative expenses	340	326	(4%)
Other expense (income), net	(2)	(15)
Operating income	529	504	(5%)
Interest expense, net	21	27
Income before income taxes	508	477	(6%)
Income taxes	152	135
Net income	$356	$342	(4%)

Earnings per share:
Basic	$0.87	$0.87	1%
Diluted	$0.86	$0.87	1%

Gross margin	69.4%	67.4%
Operating margin	34.1%	33.8%

Effective tax rate	29.9%	28.4%

Cash dividends paid per common share	$0.315	$0.340

Shares (in thousands) used in the
calculation of earnings per share
Basic	411,116	390,994
Diluted	413,866	393,889

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2016	October 31, 2016
Assets:
Cash and cash equivalents	$263	$211
Accounts receivable, net	559	660
Inventories	1,054	1,286
Other current assets	357	373
Total current assets	2,233	2,530

Property, plant, and equipment, net	629	651
Goodwill	590	743
Other intangible assets	595	640
Other assets	136	156
Total assets	$4,183	$4,720

Liabilities:
Accounts payable and accrued expenses	$501	$554
Accrued income taxes	19	13
Short-term borrowings	271	337
Total current liabilities	791	904

Long-term debt	1,230	1,917
Deferred income taxes	101	150
Accrued postretirement benefits	353	335
Other liabilities	146	131
Total liabilities	2,621	3,437

Stockholders’ equity	1,562	1,283

Total liabilities and stockholders’ equity	$4,183	$4,720

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Six Months Ended October 31, 2015 and 2016
(Dollars in millions)

	2015	2016

Cash provided by operating activities	$161	$169

Cash flows from investing activities:
Acquisition of business	—	(307)
Additions to property, plant, and equipment	(65)	(36)
Other	(1)	(1)
Cash used for investing activities	(66)	(344)

Cash flows from financing activities:
Net increase in short-term borrowings	113	6
Proceeds from long-term debt	490	717
Debt issuance costs	(5)	(5)
Acquisition of treasury stock	(739)	(442)
Dividends paid	(130)	(134)
Other	7	(5)
Cash provided by (used for) financing activities	(264)	137

Effect of exchange rate changes on cash and cash equivalents	(6)	(14)

Net decrease in cash and cash equivalents	(175)	(52)

Cash and cash equivalents, beginning of period	370	263

Cash and cash equivalents, end of period	$195	$211

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Six Months Ended	Fiscal Year Ended
	October 31, 2016	October 31, 2016	April 30, 2016

Reported change in net sales	(3)%	(4)%	(1)%
Acquisitions & divestitures	2%	3%	1%
Impact of foreign currencies	3%	2%	5%
Estimated net change in distributor inventories	1%	1%	—%

Underlying change in net sales	3%	2%	5%

Reported change in gross profit	(6)%	(7)%	(2)%
Acquisitions & divestitures	4%	5%	1%
Impact of foreign currencies	3%	3%	6%
Estimated net change in distributor inventories	—%	1%	—%

Underlying change in gross profit	2%	2%	5%

Reported change in advertising	(6)%	(10)%	(4)%
Acquisitions & divestitures	9%	9%	2%
Impact of foreign currencies	1%	2%	5%

Underlying change in advertising	4%	1%	2%

Reported change in SG&A	(5)%	(4)%	(1)%
Acquisitions & divestitures	—%	—%	—%
Impact of foreign currencies	1%	2%	4%

Underlying change in SG&A	(3)%	(3)%	2%

Reported change in operating income	(4)%	(5)%	49%
Acquisitions & divestitures	5%	7%	(46)%
Impact of foreign currencies	5%	3%	4%
Estimated net change in distributor inventories	2%	2%	1%

Underlying change in operating income	8%	7%	8%

Note: Totals may differ due to rounding
Notes:
We present changes in certain income statement line-items that are adjusted to an “underlying” basis, which are non-GAAP measures that we believe assists in understanding both our performance from period to period on a consistent basis, and the trends of our business.
To calculate each of the measures reflected above, we adjust, as applicable, for (a) foreign currency exchange and (b) estimated net changes in trade inventories, and (c) the impact of acquisition and divestiture activity. These adjustments are defined below.

•
“Foreign exchange.” We calculate the percentage change in our income statement line-items in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this press release, “dollar” always means the U.S. dollar unless clearly denoted otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current year results at prior-year rates.

•
“Estimated net change in trade inventories.” This term refers to the estimated net effect of changes in distributor inventories on changes in our measures. For each period being compared, we estimate the effect of distributor inventory changes on our results using depletion information provided to us by our distributors. We believe that this adjustment reduces the effect of varying levels of distributor inventories on changes in our measures and allows to understand better our underlying results and trends.

•
“Acquisitions and divestitures.” On January 14, 2016, we reached an agreement to sell our Southern Comfort and Tuaca brands and related assets to Sazerac Company, Inc. The transaction closed March 1, 2016, for $543 million in cash (subject to a post-closing inventory adjustment), which resulted in a gain of $485 million in the fourth quarter of fiscal 2016. On June 1, 2016, we acquired The BenRiach Distillery Company Limited (BenRiach) for aggregate consideration of $407 million, consisting of a purchase price of $341 million and $66 million in assumed debt and transaction-related obligations that we have since paid. The acquisition, which brought three single malt Scotch whisky brands into our whiskey portfolio, included brand trademarks, inventories, three malt distilleries, a bottling plant, and BenRiach’s headquarters in Edinburgh, Scotland.This adjustment removes (a) transaction-related costs for the acquisition and divestiture and (b) operating activity for the acquisition and divestiture for the non-comparable period, which is fiscal 2016 activity for Southern Comfort and Tuaca and fiscal 2017 activity for Southern Comfort, Tuaca, and BenRiach. We believe that these adjustments allow us to understand better our underlying results on a comparable basis.

Management uses “underlying” measures of performance to assist it in comparing and measuring our performance from period to period on a consistent basis, and in comparing our performance to that of our competitors. We also use underlying measures as metrics of management incentive compensation calculations. Management also uses underlying measures in its planning and forecasting and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance. We have provided reconciliations of the non-GAAP measures adjusted to an “underlying” basis to their most closely comparable GAAP measures and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Six Months Ended October 31, 2016

	% Change vs. FY2016
Brand	Depletions[1]		Net Sales[2]
	9-Liter	Equivalent Conversion [3]	Reported	Foreign Exchange	Net Change in Est. Distributor Inventories	Underlying
Jack Daniel’s Family	4%	2%	(1)%	3%	—%	2%
Jack Daniel’s Tennessee Whiskey	0%	0%	(2)%	3%	1%	2%
Jack Daniel’s Tennessee Honey	4%	4%	—%	3%	(1)%	2%
Other Jack Daniel’s Whiskey Brands[4]	8%	8%	6%	2%	(3)%	5%
Jack Daniel’s RTD/RTP[5]	8%	8%	—%	5%	—%	5%
Finlandia	(2)%	(2)%	(17)%	2%	11%	(4)%
el Jimador[6]	6%	6%	3%	4%	2%	9%
New Mix RTD[7]	10%	10%	3%	16%	—%	18%
Herradura [8]	16%	16%	12%	7%	(3)%	16%
Woodford Reserve	20%	20%	12%	1%	6%	19%
Canadian Mist	(11)%	(11)%	(14)%	—%	—%	(14)%
Rest of Brand Portfolio (excl. Discontinued Brands)	(1)%	(1)%	(1)%	1%	1%	4%
Total Portfolio[9]	4%	1%	(4)%	2%	1%	2%

Note: Totals may differ due to rounding.
1 Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.
2 Net sales is a shipment based metric; shipments and depletions can be different due to timing. Please see the Notes to Schedule A in this press release for additional information on the impact of foreign currencies and estimated net change in distributor inventories and the reasons why we believe that the presentation of these non-GAAP financial measures provides useful information to investors.
3Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) and ready-to-pour (RTP) brands to a similar drinks equivalent as the parent brand for various trademark families. RTD volumes are divided by 10, while RTP volumes are divided by 5.
4 Includes Gentleman Jack, Jack Daniel's Single Barrel, Sinatra Select, No. 27 Gold, Jack Daniel's Tennessee Fire, Jack Daniel's Master's Collection, Jack Daniel's Rye, Jack Daniel's 1907, and Jack Daniel's Single Barrel Barrel Proof whiskey.
5 Refers to RTD and RTP line extensions of Jack Daniel’s.
6 Includes el Jimador, el Jimador Flavors, el Jimador RTDs.
7 New Mix RTD brand produced with el Jimador tequila.
8 Includes Herradura, Herradura Ultra, Herradura Coleccion De La Casa, and Herradura Seleccion Suprema.
9 Reported net sales for Brown-Forman Corporation were negatively impacted by 3% due to the acquisition of the BenRiach Distillery and the divestiture of Southern Comfort and Tuaca. These effects should be considered when calculating net sales. Please see the Notes to Schedule A in this press release for additional information on the impact of acquisitions and divestitures and the reasons why we believe that the presentation of these non-GAAP financial measures provides useful information to investors.